SEGMENT RESULTS (in millions)1

Segment Operating Income (Loss), As Reported (Unaudited)
(for the first quarter ended December 28, 2024, the second quarter ended March 29, 2025, the third quarter ended June 28, 2025, and fourth quarter and year ended September 27, 2025
	2025
						Operating Margin
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Beef	$(26)	$(222)	$(459)	$(277)	$(984)	(0.5)%	(4.3)%	(8.2)%	(5.0)%	(4.6)%
Pork	73	(181)	50	(83)	(141)	4.5%	(14.5)%	3.3%	(5.9)%	(2.4)%
Chicken	460	367	475	558	1,860	11.3%	8.9%	11.3%	12.7%	11.0%
Prepared Foods	297	329	390	232	1,248	12.0%	13.7%	15.5%	9.1%	12.6%
International	41	48	65	1	155	7.0%	8.5%	11.7%	0.2%	6.8%
Total Segment Operating Income, As Reported	$845	$341	$521	$431	$2,138	6.2%	2.6%	3.8%	3.1%	3.9%
Corporate Expenses, As Reported	$(201)	$(176)	$(197)	$(209)	$(783)	n/a	n/a	n/a	n/a	n/a
Amortization, As Reported	(64)	(65)	(64)	(64)	(257)	n/a	n/a	n/a	n/a	n/a
Operating Income	$580	$100	$260	$158	$1,098	4.3%	0.8%	1.9%	1.1%	2.0%

Segment Operating Income (Loss), As Reported (Unaudited)
(for the first quarter ended December 30, 2023, the second quarter ended March 30, 2024, the third quarter ended June 29, 2024, and fourth quarter and year ended September 28, 2024
	2024
						Operating Margin
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Beef	$(171)	$—	$(33)	$(42)	$(246)	(3.4)%	—%	(0.6)%	(0.8)%	(1.2)%
Pork	57	14	(45)	—	26	3.8%	0.9%	(3.1)%	—%	0.4%
Chicken	288	263	347	499	1,397	7.1%	6.5%	8.5%	11.7%	8.5%
Prepared Foods	334	320	289	281	1,224	13.1%	13.3%	11.9%	11.4%	12.4%
International	(7)	(22)	43	14	28	(1.2)%	(3.8)%	7.4%	2.3%	1.2%
Total Segment Operating Income, As Reported	$501	$575	$601	$752	$2,429	3.8%	4.4%	4.5%	5.5%	4.6%
Corporate Expenses, As Reported	$(211)	$(207)	$(204)	$(169)	$(791)	n/a	n/a	n/a	n/a	n/a
Amortization, As Reported	(59)	(56)	(56)	(58)	(229)	n/a	n/a	n/a	n/a	n/a
Operating Income	$231	$312	$341	$525	$1,409	1.7%	2.4%	2.6%	3.9%	2.6%

Segment Operating Income (Loss), As Reported (Unaudited)
(for the first quarter ended December 31, 2022, the second quarter ended April 1, 2023, the third quarter ended July 1, 2023, and fourth quarter and year ended September 30, 2023
	2023
						Operating Margin
	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Q4	Year
Beef	$193	$33	$98	$(286)	$38	4.1%	0.7%	2.0%	(5.7)%	0.2%
Pork	(8)	(17)	(58)	8	(75)	(0.5)%	(1.2)%	(4.4)%	0.5%	(1.3)%
Chicken	156	(156)	(214)	(164)	(378)	3.7%	(3.5)%	(5.1)%	(3.9)%	(2.2)%
Prepared Foods	333	326	291	207	1,157	13.1%	13.5%	12.2%	8.3%	11.8%
International	8	17	(217)	34	(158)	1.3%	2.7%	(34.3)%	5.3%	(6.3)%
Total Segment Operating Income, As Reported	$682	$203	$(100)	$(201)	$584	5.1%	1.5%	(0.8)%	(1.5)%	1.1%
Corporate Expenses, As Reported	$(157)	$(195)	$(191)	$(207)	$(750)	n/a	n/a	n/a	n/a	n/a
Amortization, As Reported	(58)	(57)	(59)	(55)	(229)	n/a	n/a	n/a	n/a	n/a
Operating Income	$467	$(49)	$(350)	$(463)	$(395)	3.5%	(0.4)%	(2.7)%	(3.5)%	(0.7)%
1 Commencing in the first quarter of fiscal 2026, the Company no longer allocates corporate expenses and amortization to segments as these items are no longer used in assessing the performance of, or in allocating resources to, the segments. Accordingly, the Company changed its segment reporting to separately disclose corporate expenses and amortization from its reportable segments and identified International as a reportable segment. All prior period amounts have been recast to reflect the new presentation of segment operating income (loss). Segment Operating Income (Loss) is defined as Operating Income (Loss) less corporate expenses and amortization. Corporate expenses are unallocated general and administrative costs, including the costs of corporate functions, that are shared across multiple segments. Amortization includes amortization generated from intangible assets including brands and trademarks, customer relationships, supply arrangements, patents and intellectual property, land use rights and software.

2